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                     June 3, 2024

       Barry N. Berlin
       Chief Financial Officer
       Creative Media & Community Trust Corp
       5956 Sherry Lane, Suite 700
       Dallas, TX 75225

                                                        Re: Creative Media &
Community Trust Corp
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            File No. 001-13610

       Dear Barry N. Berlin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Patrick S. Brown